Exhibit 10.2

Adobe Inc.
2019 Equity Incentive Plan
2026 Performance Share Program
Performance Share Award Grant Notice
(Global)
Adobe Inc. (the “Company”), pursuant to its 2026 Performance Share Program, including the exhibits thereto (the “Program”), under its 2019 Equity Incentive Plan, as amended from time to time (the “Plan”), hereby awards to you the award (the “Award”) set forth below pursuant to Section 9 of the Plan. This Award is subject to all of the terms and conditions as set forth herein and in the Performance Share Award Agreement, including the Appendix attached thereto (the “Award Agreement”), the Program, and the Plan, each of which are incorporated herein in their entirety. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Plan or the Program, as applicable.

Participant:	_____________________________
Date of Grant:	_____________________________
Vesting Commencement Date:	January 24, 2026
Target Number of Shares of Stock:	_____________________________
Maximum Number of Shares of Stock:	200% of the Target Number of Shares of Stock
Performance Periods:	TSR Goal: Calendar Years 2026 through 2028
Net New Sales Goal: Company’s Fiscal Years 2026 through 2028
Determination of Actual Award: On the Certification Date after the Performance Periods above, and provided that (i) the applicable Performance Goals are attained during the applicable Performance Period as described in the Program, and (ii) you continue to render Service through the Scheduled Vesting Date (as defined below), you shall be eligible to receive an Actual Award representing the number of shares of Stock, as determined by the Committee, based on the degree of achievement of the applicable Performance Goals, as determined by the Committee, and the limitations set forth in the Award Agreement.
Vesting Schedule: The Actual Award shall be scheduled to fully vest as of the later of (i) the third anniversary of the Vesting Commencement Date or (ii) the Certification Date at the end of the Performance Periods above (the “Certification Date” and such later date, the “Scheduled Vesting Date”), subject to your continued Service through the Scheduled Vesting Date, except as otherwise set forth in Section 1 of the Award Agreement.
Delivery of Shares: Subject to the limitations contained herein and the provisions of the Plan and the Program, the Company shall deliver to you the vested shares of Stock subject to the Actual Award as provided in Section 3 of the Award Agreement.
Additional Terms/Acknowledgments: You acknowledge receipt of, and understand and agree to, this Performance Share Award Grant Notice (the “Grant Notice”), the Award Agreement, the Program and the Plan. You further acknowledge that as of the Date of Grant, this Grant Notice, the Award Agreement, the Program, and the Plan set forth the entire understanding between you, the Company and any other applicable Participating Company regarding the Award and supersede all prior oral and written agreements on that subject, with the exception of any applicable change of control plan approved by the

Board or a committee thereof and/or an applicable individual written retention agreement or severance provision between the Company, or a subsidiary of the Company, and you, to the extent applicable to you (such documents, the “Superseding Agreements”). This Award will be deemed a Performance Award for purposes of the Superseding Agreements.

ADOBE INC.

By:
Shantanu Narayen
Chief Executive Officer
Address: 345 Park Avenue
San Jose, CA 95110-2704 USA

Adobe Inc.
2019 Equity Incentive Plan
2026 Performance Share Program
Performance Share Award Agreement
(Global)
Pursuant to the Performance Share Award Grant Notice (the “Grant Notice”) and this Performance Share Award Agreement, including the attached Appendix (the “Award Agreement”), Adobe Inc. (the “Company”) has awarded you, pursuant to its 2026 Performance Share Program (the “Program”) under its 2019 Equity Incentive Plan, as amended from time to time (the “Plan”), the Award as indicated in the Grant Notice. Unless otherwise defined herein or in the Grant Notice, capitalized terms shall have the meanings set forth in the Plan or the Program, as applicable.
The details of your Award, in addition to those set forth in the Grant Notice, are as follows.
1.Entitlement to Shares.

(a)Determination of Actual Award.

(i)General. Provided that (A) the applicable Performance Goals are achieved during the applicable Performance Period, and (B) you continue to render Service through the Scheduled Vesting Date, then, subject to the limitations contained herein and to the provisions of the Program and the Plan, you shall be issued an Actual Award on or following the Scheduled Vesting Date equal to such number of shares of Stock as is determined by the Committee in accordance with the Award Calculation Methodology provisions of Exhibit A to the Program (the “Award Calculation Methodology”) and any additional exhibits to the Program. In determining an Actual Award, (x) if the threshold goal for a Performance Goal is not achieved during the applicable Performance Period, you will not be credited with or receive any shares of Stock as an Actual Award with respect to such Performance Goal, and (y) the maximum number of shares of Stock for which you may be credited as an Actual Award with respect to a single fiscal year of the Company will in no event exceed one million five hundred thousand (1,500,000) shares of Stock for such fiscal year (subject to adjustment as provided in Section 4.2 of the Plan).

(ii)Change of Control. If a Change of Control occurs prior to the Certification Date, then, provided that you continue to render Service until the Scheduled Vesting Date, you shall vest in a number of shares of Stock determined by (A) shortening the applicable Performance Period to end on the date of the close of the Company’s fiscal quarter coincident with or immediately preceding the Change of Control, (B) adjusting the applicable Performance Goals as necessary and appropriate based on the shortened Performance Period, and (C) determining the level of achievement of such Performance Goals based on such shortened Performance Period and providing for payment of that number of shares of Stock based on such achievement. Upon a Change of Control, to the extent any shares of Stock are determined not eligible to vest, such shares of Stock will immediately be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company.

(b)Vesting. The Actual Award shall be subject to vesting in accordance with the Vesting Schedule set forth on the Grant Notice, subject to such acceleration as provided in Section 1(a)(ii) or 1(d) of this Award Agreement or a Superseding Agreement, as applicable. For purposes of the Award, your Service will be considered terminated as of the date you are no longer actively providing Service to a Participating Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Participating Company, your right to vest in the Award, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where you are employed or the terms of your employment agreement, if any). The Committee will have the exclusive discretion to determine when you are no longer actively providing Service for purposes of your Award (including whether you may still be considered to be providing Services while on a leave of absence in accordance with the Company’s Leave of Absence Policy, as may be amended from time to time). Any such determination by the Committee for purposes of your Award will have no effect upon any determination of the rights or obligations of you or the Company (or any Participating Company, as applicable) for any other purpose.

(c)Forfeiture. Notwithstanding any contrary provision of this Award Agreement, and except as set forth in Section 1(d) or a Superseding Agreement, any shares of Stock subject to the Award that have not vested at the time of your termination of Service for any or no reason will be forfeited immediately and automatically transferred to and reacquired by the Company at no cost to the Company, and except as set forth in Section 1(a)(ii), any shares of Stock subject to the Award that never will vest due to the failure to achieve the applicable Performance Goal upon completion of the applicable Performance Period automatically will be forfeited, transferred to and reacquired by the Company at no cost to the Company.

(d)Disability or Death.

(i)Prorated Award. If your Service terminates prior to the Certification Date by reason of death or Disability, you (or your heirs in the case of death) will be credited with an Actual Award equal to the Target Number of Shares of Stock (as set forth in the Grant Notice) pro-rated based on the number of months of Service (rounded up for any partial months of Service) you provided in the Performance Period prior to your termination (but in no event shall you be credited with more than the number of months in the Performance Period); provided that to extent a Performance Period for any Performance Goals has elapsed at the time of such termination (including any interim period in such Performance Period over which the attainment of Performance Goals is measured), you (or your heirs in the case of death) will be credited with the number of shares of Stock attributable to actual achievement of such Performance Goal(s) (e.g., with respect to any “banked shares” as set forth in the Program that are not vested prior to the Scheduled Vesting Date) and any remaining portion of the Award related to a Performance Period that has not elapsed at the time of such termination (including any interim Performance Periods therein over which the attainment of Performance Goals is measured) will be credited at the Target Number of Shares of Stock related to such portion of the Award, pro-rated as set forth above in this clause (i).

(ii)Delivery of Shares. The shares of Stock subject to an Actual Award that vest pursuant to this Section 1(d) shall be issued and delivered to you pursuant to Section 3 (or as set forth in Section 3(b) in the case of death).

(e)Leave of Absence. The Actual Award is subject to the Company’s Leave of Absence Policy, as amended from time to time, which may provide for a pause in vesting under certain circumstances and a related adjustment to the Target Number of Shares of Stock (as set forth in the Grant Notice).

2.Rights as a Stockholder. Neither you nor any person claiming under or through you will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Stock hereunder unless and until certificates representing shares of Stock (or other evidence of ownership as so designated by the Company) (either, “Certificates”) will have been issued to you pursuant to Section 3. After such issuance, you will have all the rights of a stockholder of the Company with respect to voting such shares of Stock and receipt of dividends and other distributions on such shares of Stock.

3.Delivery of Shares.
(a)General. Except as set forth below in this Section 3 and subject to Sections 10 and 14, the Company shall issue and deposit in the applicable brokerage account the shares of Stock subject to a vested Actual Award within thirty (30) days following the Scheduled Vesting Date. In no event will you be permitted, directly or indirectly, to specify the taxable year of the payment of any shares of Stock payable to you under this Award.

(b)Delivery Following Death. If you are deceased at the time that shares of Stock under an Actual Award, if any, are to be delivered to you, such delivery will be made to your designated beneficiary, or if no beneficiary has survived you or been designated, or if the beneficiary designation is not enforceable and/or is not valid under the inheritance or other laws in your country (as determined by the Company in its sole discretion), to the administrator or executor of your estate. Any such transferee must furnish the Company with (i) written notice of his or her status as a transferee, and (ii) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer in the applicable country.

4.Capitalization Adjustments. The shares of Stock subject to your Award will be adjusted from time to time for capitalization adjustments, as provided in Section 4.2 of the Plan.

5.Compliance with Law. The grant of your Award and the issuance of any shares of Stock thereunder shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. You may not be issued any shares of Stock if such issuance of shares of Stock would constitute a violation of any applicable federal, state or foreign securities laws, any other governmental regulatory body, or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. You understand that the Company is under no obligation to register or qualify the shares of Stock with the United States Securities and Exchange Commission or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Stock.
In addition, you may not be issued any shares of Stock unless (i) a registration statement under the Securities Act shall at the time of issuance be in effect with respect to the shares of Stock or (ii) in the opinion of legal counsel to the Company, the shares of Stock may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. YOU ARE CAUTIONED THAT THE SHARES OF STOCK MAY NOT BE ISSUED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. Where the Company determines that the delivery of any shares of Stock to settle this Award would violate federal securities laws or other applicable laws or rules or regulations promulgated by any governmental agency, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that delivery of shares of Stock will no longer cause such violation. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares of Stock shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Stock as to which such requisite authority shall not have been obtained. As a condition to the issuance of any shares of Stock pursuant to this Award, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Further, you agree that the Company shall have unilateral authority to amend the Plan, the Program, the Grant Notice and/or the Award Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Stock.

6.Restrictive Legends. The shares of Stock issued pursuant to an Actual Award shall be endorsed with appropriate legends, if any, determined by the Company.

7.Transferability. Except to the limited extent permitted under Section 3(b), this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privileged conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges hereby immediately will become null and void.

8.Award Not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the Service of a Participating Company, or on the part of a Participating Company to continue such Service. In addition, nothing in your Award shall obligate any Participating Company, its respective stockholders, boards of directors, officers or Employees to continue any relationship that you might have as an Employee, Director or Consultant for the Participating Company.

9.Unsecured Obligation. Your Award is unfunded, and you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Stock pursuant to an Actual Award under this Award Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares of Stock acquired pursuant to this Award Agreement until such shares of Stock are issued to you pursuant to this Award Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company with respect to the shares of Stock so issued. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

10.Tax Obligations.

(a)General. Regardless of any action taken by the Company or any other Participating Company with respect to any or all federal, state, local and foreign income, employment, social insurance, payroll taxes, payment on account or other taxes related to your participation in the Plan and legally applicable to you or deemed by the Company to be an appropriate charge to you even if technically due by a Participating Company (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or any other Participating Company. You further acknowledge that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your Award, including, but not limited to, the grant, vesting or settlement of this Award, the subsequent sale of Stock acquired pursuant to this Award, or the receipt of any dividends and/or Dividend Equivalents and (ii) does not commit to and is under no obligation to structure the terms of the grant or any other aspect of your Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction, as applicable, you acknowledge that any Participating Company you are providing (or have provided) Service to may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Withholding Arrangements. Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Participating Company Group to satisfy all Tax-Related Items. In this regard, you hereby authorize the applicable Participating Company, or its respective agents, in their sole discretion and subject to any limitations under applicable law, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following means:

(i)withholding of that number of whole vested shares of Stock otherwise deliverable to you pursuant to this Award Agreement having a fair market value not in excess of the amount of the withholding obligation for Tax-Related Items determined by the Company after considering required withholding rates; to the extent permitted under the Plan, the Company may determine such amount by considering other applicable withholding rates up to the maximum rate applicable in your jurisdiction. For tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the vested Award, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items;

(ii)withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization, without further consent);

(iii)tender by you of a payment in cash or check to the applicable Participating Company of any amount of the Tax-Related Items;

(iv)withholding by any Participating Company of any amount of the Tax-Related Items from your salary, wages or any other cash compensation owed to you by any Participating Company;

(v)in the event this Award is settled in whole or in part in cash, withholding from the cash to be distributed to you in settlement of this Award; and/or

(vi)any other method approved by the Company, to the extent permitted by applicable law and under the terms of the Plan.

(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other withholding rates, including maximum withholding rates in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Stock), or, if not refunded, you may seek a refund from the applicable tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to a Participating Company.

(d)You shall pay to the applicable Participating Company any amount of the Tax-Related Items that a Participating Company may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company shall have no obligation to issue or deliver shares of Stock, cash, or the proceeds of the sale of Stock until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section 10.

(e)Notwithstanding the foregoing, if you are subject to Section 16 of the Exchange Act, the Company will withhold using the method described under Section 10(b)(i) above unless the use of such withholding method is problematic under applicable laws or has materially adverse accounting consequences, in which case the Committee (as constituted to satisfy the requirements of Exchange Act Rule 16b-3) shall determine which of the other methods described in Section 10(b) above shall be used to satisfy the withholding obligation for Tax-Related Items.

11.Nature of Award. In accepting your Award, you acknowledge, understand and agree that:

(a)the Plan is established voluntarily by the Company; it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan, in accordance with Section 14 of the Plan;

(b)the Plan is operated and the Award is granted solely by the Company, and only the Company is a party to this Award Agreement; accordingly, any rights you may have under this Award Agreement, including related to the Award, may be raised only against the Company and not any other Subsidiary Corporation (including, but not limited to, your employer);

(c)no Subsidiary Corporation (including, but not limited to, your employer) has any obligation to make any payment of any kind to you under this Award Agreement;

(d)the grant of your Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;

(e)all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;

(f)the Award and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with any Participating Company and shall not interfere with any ability of any applicable Participating Company to terminate your employment or service relationship (if any);

(g)you are voluntarily participating in the Plan;

(h)the Award and the shares of Stock subject to the Award, and the income from and value of same, are not intended to replace any pension rights or compensation;

(i)the Award and the shares of Stock subject to the Award, and the income from and value of same, are not part of normal or expected compensation or salary for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(j)the future value of the underlying shares of Stock subject to your Award is unknown, indeterminable and cannot be predicted with certainty;

(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from (i) the termination of your Service with any Participating Company (for any reason whatsoever, whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or providing Service or the terms of your employment or service agreement, if any) or (ii) the application of any clawback or recoupment policy adopted by the Company (including the Company’s Incentive Compensation Recovery Policy) or imposed by applicable law;

(l)unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Award Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company;

(m)unless otherwise agreed with the Company, the Award and the shares of Stock subject to the Award, and any income from and value of same, are not granted as consideration for, or in connection with, the Service you may provide as a director of any Subsidiary Corporation; and

(n)the Participating Company Group shall not be liable for any foreign exchange rate fluctuation between the United States Dollar and your local currency (if different) that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any shares of Stock acquired upon settlement.

12.Delivery of Documents and Notices. Any document relating to the Award, participating in the Plan or the Program and/or notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Award Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, with postage and fees prepaid, or with a nationally recognized courier designating express or expedited service with evidence of delivery, addressed to the other party at the address, including email address, if any, provided for you by the Company or a Participating Company, or at such other address as such party may designate in writing from time to time to the other party.

(a)Description of Electronic Delivery. The Plan and Program documents, which may include but do not necessarily include the Plan prospectus, the Grant Notice, this Award Agreement, Certificates, and U.S. financial reports of the Company, may be delivered to you electronically by the Company or a third party designated by the Company. Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via email or such other delivery determined at the Committee’s discretion.

(b)Consent to Electronic Delivery. You acknowledge that you have read Section 12 of this Award Agreement and consent to the electronic delivery of the Plan and Program documents by the Company or a third party designated by the Company and agree to participate in the Plan and the Program through any online or electronic system established and maintained by the Company or a third party designated by the Company, as described in Section 12. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at ***@adobe.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide the Company or any designated third party with a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at ***@adobe.com. Finally, you understand that you are not required to consent to electronic delivery.

13.Data Privacy Notice. You understand that the Participating Company Group collects, uses, processes, shares, transfers and stores (collectively, “processes”) certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number (to the extent permitted under applicable law), passport or other identification number, salary or details regarding compensation, nationality, job title, any shares of Stock or directorships held in the Company, details of all Awards or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (all “Data”), for the exclusive purpose of implementing, administering and managing the Plan. Adobe processes such Data in accordance with the Global Adobe Worker Privacy Policy or other privacy policies or successor privacy policies maintained by the Company. California residents, Adobe further processes such Data in accordance with the Adobe California Workers Supplemental Privacy Policy. The categories of personal information including sensitive personal information are identifiers, characteristics of protected classifications under California or federal law, professional or employment related information, social security, driver's license, state identification card, or passport number, and any personal information that identifies, relates to, describes, or is capable of being associated with a particular individual. The personal information is not sold or shared for cross-context behavioral advertising. Adobe Workers outside the United States, Adobe further processes such Data in accordance with the Supplemental Privacy Notice for Adobe Workers Outside of the United States.

You understand that the Data will be transferred to Morgan Stanley Smith Barney, LLC, the brokerage firm engaged by the Company to hold your shares of Stock and other amounts acquired under the Plan, and its affiliated company, E*TRADE from Morgan Stanley (collectively, “E*TRADE” ), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Data may also be transferred to another brokerage firm, if you are permitted to and decide to transfer the shares of Stock received under the Plan to such other brokerage firm. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country.

The Company will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. When the Company no longer needs the Data, the Company will securely dispose of the Data in accordance with the Company's data retention and deletion standards, which may be amended from time to time. If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be compliance with the relevant laws or regulations.

You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you can contact ***@adobe.com.

If you are an employee of or providing Service to an affiliate of the Company in the European Economic Area, or Switzerland, the United Kingdom (collectively, “EEA+”), or Japan, the grant of consent below is not relevant to you. The Company (and other authorized recipients of Data) process Data for the purpose of implementing, administering and managing the Plan; this is necessary in order to perform Company’s contractual obligations under this Award Agreement. If you do not provide Data required for this purpose, the Company will not be able to perform its obligations under this Award Agreement and this may affect your ability to participate in the Plan.

The Company and E*TRADE have entered into standard contract clauses, in the form authorized by the European Commission, with its affiliates in the European Economic Area in order to provide adequate protection for Data. The Company is the controller responsible for Data processing described above and can be contacted at 345 Park Avenue, San Jose, California 95110 USA, or at the address of the Adobe entity with which you have entered into an employment contract, or ***@adobe.com. You are entitled to complain to an EEA data protection authority in the country where you live, work, or believe any breach of data protection law has occurred. For more information regarding your rights related to the processing of your Data, please review the Global Adobe Worker Privacy Policy, the Supplemental Privacy Notice for Adobe Workers Outside of the United States, or other privacy policies or successor privacy policies maintained by the Company.

Unless you are an employee of or providing Service to an affiliate of the Company in the EEA+ or Japan, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data by and among the members of the Participating Company Group and by E*TRADE and any other company selected by Company to assist it in administering the Plan and any brokerage firm to which you may transfer shares of Stock under the Plan, for the exclusive purpose of implementing, administering and managing your participation in the Plan. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or Service with the applicable Participating Company will not be affected: the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant Performance Shares or other equity to you or administer or maintain such awards. Access to and management of previously awarded grants may also be impacted. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact ***@Adobe.com. All privacy policies and standards referenced in this Section are available on Inside Adobe.

14.Application of Section 409A (Only Applicable to U.S. Taxpayers). It is intended that all of the benefits and payments provided under this Award satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4), and this Award will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Award and the payments and benefits to be provided hereunder are intended to, and will be construed and implemented so as to, comply in all respects with the applicable provisions of Code Section 409A, and any provisions calling for payments on a termination of employment or other service shall be read to mean a “separation from service” (as defined under Treasury Regulation Section 1.409-1(h) without reference to alternative definitions thereunder). For purposes of Code Section 409A, each payment, installment and benefit under this Award is intended to constitute a separate and distinct payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding any other provision of this Award Agreement, to the extent that (a) one or more of the payments or benefits received or to be received by you upon “separation from service” pursuant to this Award would constitute deferred compensation subject to the requirements of Code Section 409A, and (b) you are a “specified employee” within the meaning of Code Section 409A at the time of separation from service, then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments and benefits shall not be provided to you prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of separation from service, (ii) the date of your death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation on you. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments and benefits deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments and benefits due shall be paid as otherwise provided herein.

15.Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16.Committee Authority. The Committee will have the power to interpret the Plan, the Program, the Grant Notice and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan and the Program as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any shares of Stock have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon you, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Program, the Grant Notice or this Award Agreement.

17.Headings. The headings of the Sections in this Award Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Award Agreement or to affect the meaning of this Award Agreement.

18.Amendment. The Committee may, without notice, amend, suspend or terminate the Program; provided, however, that no such action may adversely affect any then outstanding Award unless (i) expressly provided by the Committee and (ii) with your written consent, unless such action is necessary or advisable to comply with any applicable law, regulation, rule or administrative reasons.

19.Miscellaneous.

(a)The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

20.Agreement Severable. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

21.Governing Plan Document. Your Award is subject to all the provisions of the Plan and the Program, the provisions of which are hereby made a part of this Award Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan or the Program. In the event of any conflict between one or more provisions of your Award and one or more provisions of the Plan or Program, the provisions of the Plan or Program shall control. In the event of any conflict between one or more provisions of the Plan and one or more provisions of the Program, the provisions of the Plan shall control.

22.Recoupment. Your Award is subject to recoupment in accordance with the terms of the Company’s clawback policies, including (a) the Company’s Incentive Compensation Recovery Policy adopted to comply with Rule 10D-1 promulgated under the Exchange Act and the listing standards of the Nasdaq Stock Market LLC and (b) any other clawback policy that the Company may adopt from time to time, all to the extent determined by the Committee to be applicable to you, the Award and/or required by applicable law. No recovery of compensation under any such clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any other Participating Company.

23.Applicable Law and Venue. The Award and the provisions of this Award Agreement shall be governed by, and subject to, the laws of the State of California, United States of America. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of Santa Clara County, California, or the federal courts of the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

24.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or the Program, or your acquisition or sale of the underlying shares of Stock. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan or the Program before taking any action related to the Plan.

25.Language. You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the provisions of this Award Agreement, the Plan and the Program. If you received this Award Agreement or any other document related to the Plan or the Program translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

26.Appendix. Notwithstanding any provisions in this Award Agreement, the Award shall be subject to any special terms and conditions set forth in the Appendix to this Award Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix or to a country not included in the Appendix, the special terms and conditions for such country set forth in the Appendix (or such other applicable terms and conditions) will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement. In accepting the Award, you acknowledge receipt of, understand and agree to the additional terms and conditions included in the Appendix.

27.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan or the Program, on the Award and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

28.Waiver. You acknowledge that a waiver by the Company of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by you or another Participant.

29.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider-trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and your country of residence, which may affect your ability to acquire, sell or attempt to sell or otherwise dispose of shares of Stock or rights to shares of Stock (e.g., the Award) during such times as you are considered to have “inside information” regarding the Company as defined in the laws or regulations in applicable jurisdictions, including the United States. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You should consult your personal legal advisor for further details regarding any insider trading restrictions and/or market-abuse laws in your country.

30.Foreign Asset/Account Reporting Requirements and Exchange Controls. Your country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Stock under the Plan or the Program or cash received from participating in the Plan or the Program (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan or the Program to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal legal advisor for any details.
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